                                                                    EXHIBIT 10.4

                                   AGREEMENT


     AGREEMENT dated as of July 5, 1999 by and among Norton McNaughton of Squire, Inc., a New York corporation ("Squire"), Railroad Enterprises, Inc., a New Jersey corporation ("Railroad") and Cutting Edge Services, Inc., a New Jersey corporation ("Cutting Edge").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the parties intend to set forth by this Agreement their mutual understandings and covenants.

     NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION I
                                   ---------

                                    Assets
                                    ------

          1.01 Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as hereinafter defined), each of Railroad and Cutting Edge shall sell, assign, convey and deliver to Squire, and Squire shall purchase, acquire and accept from each of

Railroad and Cutting Edge, all of Railroad's and Cutting Edge's right, title and interest in and to the following assets and properties (collectively, the "Assets"):

               (i) All of the fixed assets and other tangible personal property, including without limitation, machinery, tools, equipment, furniture, leasehold improvements, materials and supplies (collectively, the "Property"), other than Property which is Excluded Property (as defined in Section 1.02 below), (a) of Railroad and/or Cutting Edge presently located at 5 Empire Boulevard, South Hackensack, New Jersey, on the one hand, and (b) of Railroad and/or Cutting Edge presently located at 3349 Whelan Road, East Rutherford, New Jersey, on the other hand, including without limitation the Property set forth in Exhibit A hereto;

               (ii) All of Railroad's rights and entitlements under the Agreement dated January 7, 1993, as amended or modified in any manner, between Squire and Railroad and under any and all other agreements (other than this Agreement) between or among Railroad, on the one hand, and Squire, Squire's corporate parent and/or any present or former subsidiaries, affiliates or related entities of Squire or of Squire's corporate parent (collectively, the "Railroad Agreements"), and all of Cutting Edge's rights and entitlements under the Agreement dated March 17, 1993, as amended or modified in any manner, between Squire and Cutting Edge (as the successor to Toni-Linda Productions, Inc.) and under any and all other agreements (other than this Agreement and the Sublease (as hereinafter defined)) between or among Cutting Edge, on the one hand, and Squire, Squire's corporate parent and/or any present or former subsidiaries, affiliates or related entities of Squire or Squire's corporate parent (collectively, the "Cutting Edge Agreements");

               (iii) All rights, remedies and benefits of each of Railroad and Cutting Edge arising under or relating to any of the Assets, and all causes of action and claims, known or unknown, arising therefrom, including without limitation, rights, remedies and benefits arising out of expressed or implied warranties from manufacturers or suppliers of the Property; and

               (iv) All products and proceeds of any of the foregoing.

          1.02 It is understood and agreed that, except for the Assets, neither Railroad nor Cutting Edge is selling, assigning or conveying to Squire, and Squire is not purchasing, and the Assets shall not include, any of Railroad's or Cutting Edge's right, title or interest in or to any other assets or properties of any kind or nature, whether real, personal or mixed, or whether tangible or intangible (the "Excluded Property").

          1.03 It is understood and agreed that Squire shall not assume or be deemed to assume and shall have no responsibility, liability or obligation with respect to any liabilities or obligations (including but not limited to debts, liabilities and obligations incurred by Railroad as the manager or operator of the Assets or the provider of the

Services (as hereinafter defined)) of, or claim against, either or both of Railroad or Cutting Edge, or of or against any present, former or future predecessor, successor, director, officer, employee, agent, stockholder or other affiliate of either or both of Railroad or Cutting Edge, of any kind or nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due and whether or not asserted and whether known or unknown, and however arising, all of which liabilities, obligations and claims Railroad and Cutting Edge hereby agree to retain, remain solely responsible for, perform, pay and discharge promptly as and when due (collectively, the "Excluded Liabilities").

          1.04 The purchase price for the Assets shall be $5,500,000 (the "Purchase Price"). At the Closing, Squire shall pay $3,000,000 of the Purchase Price (the "Closing Purchase Price") in cash in immediately available funds by bank wire transfer to an account designated by Railroad and Cutting Edge. The balance of the Purchase Price (the "Post Closing Purchase Price") shall be paid by Squire as follows: (i) $108,333.33 per month, payable on the last day of each month, for nine (9) months, commencing on July 31, 1999 and ending on March 31, 2000, (ii) $508,333.33 per month, payable on the last day of each month, for two (2) months, commencing on April 30, 2000 and ending on May 31, 2000, (iii) $408,333.33 on June 30, 2000 and (iv) $100,000 on December 31, 2000, all in cash in immediately available funds by bank wire transfer to an account designated by Railroad and Cutting Edge.

          1.05 The Closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 on the first business day following delivery to Railroad by

Squire of the Effectiveness Notice (as defined in Section 5.16 hereof) or at such other time, date and place as the parties shall mutually agree (such date upon which the Closing occurs is herein referred to as the "Closing Date"). At the Closing, (i) against payment of the Closing Purchase Price, each of Railroad and Cutting Edge shall execute and deliver to Squire a bill of sale in the form of Exhibit B hereto, (ii) Railroad, Cutting Edge and GAGU Inc., on the one hand, and Squire, on the other hand, shall execute and deliver to each other the general releases in the form of Exhibit C hereto, which releases shall be made effective as of Effective Date hereof and (iii) Railroad's and Cutting Edge's counsel, on the one hand, and Squire's counsel, on the other hand, shall execute the stipulations of discontinuance with prejudice of all actions commenced by Railroad and Cutting Edge in the New York Supreme Court for New York County in the form of Exhibit D hereto and those stipulations shall be delivered to Haythe & Curley for immediate filing with the Court.


                                  SECTION II
                                  ----------

                            Management Arrangement
                            ----------------------

     2.01 Subject to the terms and conditions of this Agreement, (i) Squire hereby engages Railroad to manage and operate the Assets identified in Section 1.01(i)(a) hereof, all in the conduct of the services contemplated by clause
(ii) below, and (ii) in connection with the services contemplated by clause (i) above, Squire hereby engages

Railroad to provide to Squire storage, warehousing, receiving, shipping and distribution services at the facilities presently operated by Railroad located at 5 Empire Boulevard, South Hackensack, New Jersey (the "South Hackensack Facility") and, for so long as Railroad determines to continue to provide Services (as defined below) at such location, at 3349 Whelan Road, East Rutherford, New Jersey (or such other or different sites as shall be mutually agreed to in writing between Squire and Railroad) (collectively, the "Facilities"), which services shall consist of those storage, warehousing, receiving, shipping, distribution and other services presently being provided to Squire by Railroad at the Facilities, and, shall include, but shall not be limited to, receiving, storing, sorting, packaging and otherwise readying garments for shipment to Squire's customers, and inventory maintenance and control activities (such as cycle counting and year-end audit procedures on a basis consistent with those activities previously provided by Railroad to Squire) (the services set forth in clauses (i) and (ii) above, hereinafter, collectively, the "Services"). Railroad hereby accepts such engagement, and agrees to perform all management and other services and do all things necessary or customarily performed by managers of similar assets and providers of similar services. It is understood and agreed that Railroad shall provide the Services to Squire in accordance with the operating procedures now in effect between Railroad and Squire.

     2.02 (a) The term of Railroad's engagement under this Section II shall commence on the Effective Date (as defined in Section 5.16 hereof) and shall continue through and including June 30, 2000 (the "Term"), unless extended by Squire, at its option by notice in writing to Railroad given, if at all, on or before April 1, 2000, for the months of July and August 2000 or any portion thereof (the "Extended Term"). In the event that, after January 31, 2000, but prior to April 1, 2000, (i) Railroad proposes, pursuant to a firm offer, to sublease to an unrelated entity the South Hackensack Facility or (ii) Railroad proposes, pursuant to a binding agreement with the landlord, to vacate the South Hackensack Facility upon a surrender of the lease, in either case, it shall so notify Squire, which notice (a "Lease Notice") shall include information in reasonable detail concerning the proposed sublessee and the offer to sublease or the proposed surrender of lease and the agreement with the landlord, as the case may be. Upon receipt of a Lease Notice, Squire shall, on or before the fifth business day after the receipt of a Lease Notice, send a notice (an "Extension Notice") to Railroad as to whether Squire shall extend the Term to the Extended Term and the length of the Extended Term, which extension shall be either for the month of July 2000 or the months of July and August 2000, as selected by Squire. The failure by Squire to send an Extension Notice within such five business day period shall constitute a waiver by Squire of its right to extend the Term to the Extended Term.

          (b) During any Extended Term, Squire agrees to ship at least 450,000 garments through Railroad per month.

          2.03 In consideration for the Services, during the Term Squire shall pay Railroad $0.34 per garment shipped by Railroad on behalf of Squire, and during any Extended Term Squire shall pay Railroad $0.51 per garment shipped by Railroad on behalf of Squire. Squire and Railroad understand and agree that the price of $0.34 per garment shipped by Railroad on behalf of Squire during the Term is based upon Squire shipping through Railroad (or paying Railroad for the shipment of) at least 14,000,000 garments during the period commencing on July 5, 1999 (whether or not the Effective Date shall have occurred by such date) and ending on June 30, 2000. In order to give effect to the matters set forth in the immediately preceding sentence and in order to provide Railroad with a predictable cash flow during the Term, Squire and Railroad agree that, during the Term, notwithstanding the number of garments actually shipped by Railroad on behalf of Squire during a particular month, but prior to the point in time that Railroad ships an aggregate of 14,000,000 garments on behalf of Squire during the period commencing on July 5, 1999 and ending on June 30, 2000, Squire shall pay Railroad the following aggregate fiscal monthly amounts for Services (in addition to any other amounts payable by Squire to Railroad under and in accordance with the express terms of this Section II) rendered during the following fiscal months of Squire (regardless of when the Effective Date occurs, but subject to the provisions hereof, including Sections 2.05 and 2.06 hereof):


Fiscal Month                   Amount
------------                   ------

July, 1999                     $  408,000*
August, 1999                   $  442,000*
September, 1999                $  442,000*
October, 1999                  $  442,000*
November, 1999                 $  352,000

December, 1999                 $  352,000
January, 2000                  $  352,000
February, 2000                 $  464,000
March, 2000                    $  464,000
April, 2000                    $  464,000
May, 2000                      $  289,000
June, 2000                     $  289,000
                               ----------
Total                          $4,760,000*

_______________

* Payments pursuant to this Section 2.03 shall be made net of all payments made by Squire to Railroad during July, August, September and October 1999, but prior to the Effective Date.


Squire and Railroad understand and agree that from and after the point in time, if any, at which Railroad has shipped an aggregate of 14,000,000 garments on behalf of Squire during the period commencing on July 5, 1999 and ending on June 30, 2000, payments for Services rendered by Railroad to Squire shall no longer be made by Squire to Railroad in accordance with the table set forth above, but rather, from and after such point in time (and prior to July 1, 2000) shall be made in an amount equal to the actual number of garments shipped by Railroad on behalf of Squire from and after such point in time (and prior to July 1, 2000) multiplied by $0.34 per garment. Subject to the foregoing provisions of this Section 2.03, all amounts payable by Squire to Railroad in accordance with the terms of this Section 2.03 shall be paid within five business days after receipt by Squire of the applicable invoice therefor and Squire understands that Railroad may invoice Squire therefor on a weekly basis.

          2.04 Railroad is acting under this Section II as an independent contractor and this Agreement shall not be deemed to create an agency, joint venture, partnership, fiduciary or an employer-employee relationship, whether expressed or implied, between Railroad and Squire. It is understood and agreed that Railroad shall inform all third parties that it may deal with that it is acting solely on its own behalf hereunder and does not intend to bind or otherwise have the power or authority to bind or obligate Squire in any manner. Squire shall not have any liability or obligation for any debts, liabilities or obligations of Railroad, whether or not incurred by Railroad as the manager or operator of the Assets or the provider of the Services, all of which shall be retained and discharged promptly as and when due by Railroad.

          2.05 It is understood and agreed by Squire and Railroad that in the event that the Effective Date is after July 5, 1999, Squire shall pay Railroad $0.49 per garment shipped, plus a 2% box surcharge, until the Effective Date occurs. Thereafter, following the occurrence of the Effective Date, notwithstanding anything to the contrary contained herein (including without limitation, Section 2.03 hereof), Railroad agrees that Squire shall be entitled to credit against amounts otherwise owing to Railroad under this Section II an amount equal to the product of (x) $0.17 and (y) the number of garments shipped by Railroad on behalf of Squire subsequent to July 5, 1999 and prior to the Effective Date, which credit shall be taken by Squire starting with the payments first made by Squire to Railroad under this Section II following the Effective Date.

          2.06 Railroad and Squire agree that the $72,000 of unused credits remaining as of the date hereof under the letter from Railroad to Squire dated October 11, 1996 shall be used by Squire as credits against amounts otherwise owing to Railroad at the rate of $6,000 per month during the 12 month period starting July 1, 1999 and ending June 30, 2000, regardless of when the Effective Date occurs.

          2.07 It is understood and agreed by Railroad that (i) except for the Assets identified in Section 1.01(i)(a) hereof, any and all other assets, properties, personnel (whether hourly, salaried or independent contractor), services (including without limitation, those of employees), materials, supplies, machinery, equipment and space (either leased or owned) which are necessary to the provision by Railroad of the Services to Squire, shall be provided by, and at the sole cost and expense of, Railroad and (ii) except as expressly provided in this Section II, Railroad shall be responsible to pay, and hereby agrees to pay in a timely manner, all of the costs and expenses associated with, arising out of or that are necessary to provide the Services to Squire, which costs and expenses shall include, but shall not be limited to, lease payments, payroll, fringe benefits and payroll taxes, real estate and all other taxes, insurance, security services, utilities, the costs of necessary licenses and permits, and the costs of all necessary, consistent with prior practice, supplies, materials and other personal property. Without limiting the generality of the foregoing, Railroad agrees to use its reasonable efforts to maintain the services (in the provision of the Services to Squire hereunder) of Nelson Munoz and James Harrison during the Term and any Extended Term.

          2.08 (a) Except as expressly set forth in Sections 2.03 and 2.09 hereof and in this Section 2.08, Squire and Railroad agree that Squire shall not be obligated to pay Railroad or any other person, corporation or entity any amounts for the Services and Railroad shall not charge Squire or any other person, corporation or entity for Services. Without limiting the generality of the foregoing, during the Term and/or the Extended Term, it is understood and agreed that Squire shall not pay to Railroad and Railroad shall not charge Squire (i) to remove plastic bags in which knits and sweaters are received, to place such knits and sweaters on hangers, and to replace the plastic bag coverings for such hung knits and sweaters, in all cases, for knits and sweaters shipped by Railroad on behalf of Squire to Sears (collectively, the "Sears Services"), and/or (ii) to place hangers in cartons ("seeding") for garments shipped to members in the Federated Department Stores group and to Sak's Inc.

          (b) For purposes of this Section 2.08(b), removing plastic bags, placing knits and sweaters on hangers, replacing plastic bag coverings for knits and sweaters, and placing hangers in cartons, are hereinafter collectively referred to as the "Special Services." Notwithstanding the provisions of subsection (a) of this Section 2.08, Squire shall pay to Railroad additional charges for Special Services (i) if, after the Effective Date, an existing customer or a new customer of Squire requires Special Services not provided by Railroad to such customer prior to the date hereof and (ii) for shipment of knits and sweaters to Sears, but only in the event that the number of knit and sweater garments shipped by Railroad on behalf of Squire to Sears during the period July 5, 1999 through June 30, 2000 (and in respect of which such Sears Services are rendered) exceeds 800,000 garments. The charges for Special Services rendered in accordance with the immediately preceding sentence shall be those amounts as heretofore in effect for such Special Services and paid by Squire to Railroad currently, that is, $0.05 per garment for "seeding" and $0.15 per garment for removing plastic bags, placing knits and sweaters on hangers and replacing plastic bag coverings. It is understood and agreed that Squire shall provide to Railroad or shall otherwise pay for the costs of the hangers and plastic bags used by Railroad in the provision of Special Services and Sears Services.

          (c) Notwithstanding the provisions of subsection (a) of this Section 2.08, in the event that Sears, May Company or the United States Army require garments to be packed and shipped in boxes and cartons, rather than shipped on hangers (the method of shipment presently employed by Railroad on behalf of Squire for such customers), Squire shall pay to Railroad an additional $0.07 per garment packed and shipped in boxes and cartons to Sears, May Company and/or the United States Army.

          2.09 In the event that, in connection with the provision of receiving services hereunder, Railroad receives damaged or improperly loaded containers of garments, Railroad may request Squire to consent to the provision of additional services in respect thereof as set forth in this Section 2.09. In the event that Squire consents to the provision by Railroad of such additional services, Railroad shall provide such services and shall charge Squire $0.05 per garment contained in the damaged or improperly loaded container (the "2.09 Charges").
In connection with 2.09 Charges, (i) Squire shall use its reasonable efforts to obtain full reimbursement for such charges on behalf of

Railroad and (ii) to the extent that Squire is unable to obtain reimbursement on behalf of Railroad within 90 days of receipt of Railroad's invoice (the "90 Day Period") to Squire for the applicable 2.09 Charges (which invoiced 2.09 Charges shall not exceed $0.05 per garment contained in the damaged or improperly loaded container, and which invoice must be rendered by Railroad, if at all, within 30 days of the receipt of such container), then Squire shall pay Railroad the greater of (the "2.09 Payment") (a) one-half of such invoiced 2.09 Charges and
(b) the amount of reimbursement, if any, actually received by Squire in respect of the applicable 2.09 Charges (and upon any such payment, the balance of such invoiced 2.09 Charges (after deduction of the applicable 2.09 Payment) shall no longer be due and owing by Squire to Railroad under any circumstances). However, it is understood and agreed by Squire and Railroad that if Squire receives reimbursement of the applicable 2.09 Charges after it has paid one-half of the applicable invoiced 2.09 Charges to Railroad, then Squire will promptly pay one-half of such reimbursed amounts received to Railroad (but in any event, not in excess of $0.05 per garment).

          2.10 (a)(i) Without limiting the generality of Section 2.07, Railroad agrees to maintain, at its sole cost and expense, the service of employees and other service providers at levels sufficient to timely and professionally receive, ship and otherwise provide Services on behalf of Squire on a 14,000,000 unit per annum basis. Railroad agrees that the minimum employee/service provider base necessary to accomplish the foregoing would be Railroad's historical employee/service provider levels for periods during which Railroad shipped on behalf of Squire on a 14,000,000 unit per annum basis. In the event that, notwithstanding the foregoing, (1) Railroad shall notify

Squire in writing that it will need to incur the overtime services of employee/service providers in order to timely and professionally perform its Services hereunder as required by Squire, or (2) Squire's representatives at the Facilities determine that Railroad should incur overtime services of employee/service providers in order to timely and professionally perform its services hereunder as required by Squire, Squire agrees to reimburse Railroad for such overtime charges which exceed $350,000 in the aggregate during the Term and which are incurred after approval in writing by Squire (the "$350,000 Amount"). In the event that Railroad fails to maintain employee/service provider levels consistent with the foregoing, and as a result incurs overtime charges, or in the event that Railroad fails to obtain Squire's prior written approval for overtime, in either such event, such overtime charges shall not count toward the $350,000 Amount and shall not be reimbursable by Squire. In the event that Railroad maintains employee/service provider levels consistent with the foregoing and Squire fails to approve the incurrence of overtime charges reasonably requested by Railroad in a specific instance, then, in such instance, Railroad shall not be responsible for any shipping related delays in shipments to Squire's customers.

          (ii) Squire and Railroad understand and agree that the provision of Services on Sunday and/or holidays require Railroad to incur overtime charges at a "double time" rate as compared to overtime charges incurred on other than Sundays or holidays which are incurred at a "time and one-half" rate. Accordingly, for purposes of subsection (a)(i) above, and subject at all times to subsection (a)(i) above and subsection (b) below, it is understood and agreed by Squire and Railroad that Sunday and holiday overtime charges shall be treated as follows: 25% of such charges shall, in all events, be reimbursed by Squire to Railroad and 75% of such charges shall, first, count toward the $350,000 Amount (and shall not be reimbursable or otherwise payable by Squire) and once the $350,000 Amount is exceeded (whether or not exceeded as a result of Sunday or holiday overtime or as a result of other overtime, or a combination thereof), all Saturday, Sunday and holiday overtime charges shall be reimbursed by Squire to Railroad. Squire agrees to use its reasonable efforts to schedule order shipment start and cancel dates which are not on Sundays or holidays.

          (b) Notwithstanding the provisions of subsection (a) above or (c) below, Squire agrees to reimburse Railroad for overtime charges which are incurred after approval in writing by Squire in the event that Railroad is required to incur overtime to render Services hereunder as a result of (i) the failure by Squire to notify Railroad at least 48 hours in advance (or 72 hours in advance if Special Services are required) of Squire's requirement to process purchase orders, (ii) the failure of merchandise to arrive at or otherwise to be available at the Facilities for shipment prior to the foregoing 48 hour period (or 72 hour period in the case of Special Services requirements), or (iii) the failure by Squire to deliver to Railroad pack-slips prior to the foregoing 48 hour period (or 72 hour period in the case of Special Services requirements).

          (c) Railroad shall use its best efforts to ship garments covered by a particular purchase order as close as possible to the date (the "start date") on which the particular purchase order permits such garments to be shipped, provided that Railroad shall not be responsible to Squire in the event that, despite the use of its best efforts as aforesaid, all of the garments which are the subject of the particular purchase order are not shipped by Railroad as close as possible to the applicable start date.

          (d) It is understood and agreed by Railroad and Squire that it is their intention to minimize overtime charges in the conduct of the Services hereunder. In furtherance of the foregoing, Squire and Railroad agree to consult in good faith with each other concerning the proposed incurrence by Railroad of overtime, all in order to minimize the incurrence by Railroad of overtime.

          2.11 Squire agrees to use its reasonable efforts, consistent with its existing procedures, to obtain reimbursement in a timely manner from customers for all contested (by Squire) shipping or distribution related deductions or chargebacks from Squire customer payments (the "Squire Contested Chargebacks"), and to notify Railroad, on a weekly basis, of all shipping and distribution related deductions or chargebacks which are in excess of $2,500. Subject to the next sentence of this Section 2.11, in the event of (i) Squire Contested Chargebacks where Squire is unable to obtain such reimbursement from the applicable customer within a period of four months following its first attempt to do so ("Written Off Squire Contested Chargebacks") and (ii) uncontested (by Squire) shipping or distribution related deductions or chargebacks (the "Squire Uncontested Chargebacks"), then, in either event, Railroad shall pay Squire for one-half of all such shipping or distribution related deductions or chargebacks (whether Written Off Squire Contested Chargebacks or Squire Uncontested

Chargebacks), all within 20 days of receipt of a request therefor from Squire (a "Request"). Notwithstanding the foregoing, Squire shall not seek payment from Railroad during the term of this Agreement in excess of $450,000 of Written Off Squire Contested Chargebacks and Squire Uncontested Chargebacks (that is $225,000 of potentially reimbursable amounts from Railroad), and of this amount
(a) Railroad shall not be required to pay Squire in respect of the first $80,000 (that is, but for this clause (a), Railroad would be required to reimburse $40,000 to Squire) of Written Off Squire Contested Chargebacks and Squire Uncontested Chargebacks and (b) with respect to the next $370,000 (that is, in respect of the next $185,000 of reimbursable amounts by Railroad) of Written Off Squire Contested Chargebacks and Squire Uncontested Chargebacks, Railroad shall pay Squire for one-half of all such shipping or distribution related deductions or chargebacks within 20 days of a receipt of a Request, provided that Railroad shall have the right, by notice ( a "Dispute Notice") to Squire, given, if at all, within 20 days of receipt by Railroad of the applicable Request, to require Squire to contest any Uncontested Squire Chargeback which is in excess of $5,000, which Dispute Notice shall be accompanied by information that such Uncontested Squire Chargeback was, in fact, not the result of action or inaction by Railroad in the provision of Services hereunder (which information must include more supporting evidence with respect to the particular deduction or chargeback in question than an assertion by Railroad that such Uncontested Squire Chargeback was not caused by action or inaction of Railroad), whereupon Squire shall, at its option, either (1) use its best efforts to obtain reimbursement from customers for such Uncontested Squire Chargebacks (and failing such reimbursement within the four-month period as aforesaid, Railroad shall pay Squire for one-half of all such Uncontested Squire Chargebacks within 20 days of receipt of a Request) or (2) waive its right under this Section 2.11 to require Railroad to pay Squire for one-half of such Uncontested Squire Chargebacks (and thereupon Squire shall not be required to use its reasonable efforts to obtain reimbursement from customers), and in the event of such a waiver it is understood that Squire is not seeking reimbursement of such an Uncontested Chargeback from Railroad and the amount of such Uncontested Chargeback shall not be included in the $450,000 cap. The failure by Railroad to send a Dispute Notice within the aforementioned 20-day period after receipt of a Request shall constitute a waiver by Railroad of its right to require Squire to contest the Uncontested Squire Chargebacks which are the subject of such Request. Notwithstanding the foregoing, the foregoing provisions of this Section 2.11 shall not be applicable in the event that the shipping and distribution related deductions or chargebacks result from Railroad's reckless or willful misconduct in the provision of Services hereunder, and rather, in such case, Railroad shall reimburse Squire for all of such shipping or distribution related deductions or chargebacks within 20 days of receipt of a Request in respect thereof. For purposes hereof, shipping or distribution related deductions or distribution related chargebacks include, but are not limited to, Advanced Shipping Notice ("ASN") integrity violations or discrepancies, concealed shortages, concealed overages, unauthorized color, style or size substitutions, packing slip errors, and carton labeling errors.

          2.12  (a) During the period of Railroad's engagement under this
Section II, (i) Railroad shall (1) at any time during normal business hours and during any other time during which Railroad is providing Services at a facility(s),and without prior notice or approval of visitors and (2) at any time other than during normal business hours and other than during any time at which Railroad is providing Services at a facility(s), without approval of visitors and upon reasonable prior notice (which may be telephonic), in either case, provide to Squire, its employees and consultants unrestricted access to all facilities (including the Facilities) at which Railroad is conducting the Services, (ii) except commencing on May 1, 2000, Railroad shall not perform services similar to the Services for any other person, corporation or entity, (iii) Railroad shall not subcontract with any other person, corporation or entity to render all or any portion of the Services to Squire and (iv) Squire may engage other persons, corporations or entities to render Services (or similar services) to it.

          (b ) During the period of Railroad's engagement under this Section II and for a period of six months thereafter, at any time during normal business hours and upon two day's prior notice (which may be telephonic) (i) Railroad shall provide to Squire, its employees and consultants reasonable access to all of Railroad's books and records concerning the subject matter of Sections 2.08, 2.09, 2.10 and 2.11 hereof and (ii) Squire shall provide to Railroad, its employees and consultants reasonable access to all of Squire's books and records concerning the subject matters of Section 2.11 hereof. In addition to the foregoing, under the foregoing circumstances, Squire and Railroad may make copies of the relevant books and records concerning the above-mentioned subject matters.

          2.13 Effective on the Effective Date, each of the Railroad Agreements and the Cutting Edge Agreements are hereby irrevocably and unconditionally, and without the payment of any amount or other act whatsoever, terminated and superseded by this Agreement, and those Agreements shall be of no further force or effect. Without limiting the generality of the foregoing, effective on the Effective Date, no party to any of the Railroad Agreements or the Cutting Edge Agreements, and no other person, corporation or other entity (including without limitation, the corporate parent of Squire and each other subsidiary or affiliate, direct or indirect and whether now existing or hereafter created or acquired, of such corporate parent), shall have any liability or obligation under, pursuant to, by reason of, or arising out of the Railroad Agreements or the Cutting Edge Agreements or any of the services or transactions contemplated by the Railroad Agreements or the Cutting Edge Agreements.


                                  SECTION III
                                  -----------

                                 Lease Matters
                                 -------------

          3.01 Upon 30 days prior notice to Cutting Edge, Squire may terminate the Sublease dated January 17, 1994 , as amended (the "Sublease"), covering subleased space at 3349 Whelan Road, East Rutherford, New Jersey, provided that Cutting Edge and Squire hereby agree that such Sublease shall automatically terminate and shall be of no further force or effect on December 31, 1999 without further action on the part of

Squire. Within 30 days of the termination of the Sublease, Cutting Edge shall return to Squire in cash its $40,000 security deposit (the "Security Deposit").

          3.02 (a) On or prior to January 31, 2000, Railroad agrees to obtain the irrevocable and unconditional release of Squire, in form and substance reasonably satisfactory to Squire, without payment of any amount by Squire or penalty to Squire, of the Guaranty (the "Guaranty") dated May 19, 1992 in favor of 5 Empire Boulevard Associates (the "Railroad Release"). In the event that the Railroad Release is not obtained prior to such date, Railroad agrees that Squire shall withhold $500,000 from the Post Closing Purchase Price payments scheduled to occur after such date, commencing with the Post Closing Purchase Price payment scheduled to occur on February 28, 2000. In the event that the Railroad Release is obtained after January 31, 2000, then Squire shall pay Railroad within five (5) business days of the receipt of the Railroad Release an amount equal to (i) any and all Post Closing Purchase Price payments (up to $500,000 in the aggregate) so withheld from Railroad less (ii) any and all amounts paid by Squire to the landlord that were required to be paid under the Guaranty. In the event that Squire receives a Lease Arbitration Determination (as defined in subsection 3.04 below) in respect of the Guaranty and the Railroad Lease (as defined in subsection 3.04 below), then Squire shall pay Railroad within five (5) business days of the receipt of such Lease Arbitration Determination the amount set forth in such Lease Arbitration Determination, provided that, under no circumstances (and notwithstanding anything to the contrary contained in such Lease Arbitration Determination), shall such amount exceed (a) any and all Post Closing Purchase Price Payments (up to $500,000 in the aggregate) so withheld from Railroad less (b) any and all amounts paid by Squire to the Landlord under the Guaranty. In the event that neither a Railroad Release nor a Lease Arbitration Determination in respect of the Guaranty and the Railroad Lease is received by Squire, as and to the extent that the applicable statute of limitations expires with respect to amounts which, but for such expiration, would be payable by Squire to the landlord under the Guaranty (the "Railroad Expiration Amounts"), Squire shall pay Railroad within five (5) business days of such expiration (1) the applicable Railroad Expiration Amounts (to the extent of any and all Post Closing Purchase Price Payments so withheld from Railroad, not to exceed $500,000 in the aggregate), less (2) any and all amounts paid by Squire to the landlord that were required to be paid under the Guaranty.

          (b) In the event that the landlord under the Guaranty commences an action in a court of competent jurisdiction to require Squire to pay amounts allegedly owing under the Guaranty, Squire shall notify Railroad of such action and shall reasonably cooperate, at Railroad's sole cost and expense, with Railroad and its counsel in connection with such action. In the event that Squire determines that there is no reasonable likelihood that the entire amount payable by Squire under the Guaranty could reasonably be the subject of such action, Squire shall pay to Railroad the amount of any and all Post-Closing Purchase Price Payments (up to $500,000 in the aggregate) withheld from Railroad pursuant to subsection (a) above which are in excess of the amounts so determined by Squire to be (or reasonably could be) the subject of such action.

          3.03 (a) On or prior to January 31, 2000, Cutting Edge agrees to obtain the irrevocable and unconditional release of Squire, in form and substance reasonably satisfactory to Squire, without payment of any amount by Squire or penalty to Squire, of the Limited Guaranty (the "Limited Guaranty") dated December 30, 1993 in favor of Braun Management Inc. (the "Cutting Edge Release"). In the event that the Cutting Edge Release is not obtained prior to such date, Cutting Edge agrees that Squire shall withhold $300,000 from the Post Closing Purchase Price payments scheduled to occur after such date, commencing with the Post Closing Purchase Price payment scheduled to occur on February 28, 2000. In the event that the Cutting Edge Release is obtained after January 31, 2000, then Squire shall pay Cutting Edge within five (5) business days of the receipt of the Cutting Edge Release an amount equal to (i) any and all Post Closing Purchase Price payments (up to $300,000 in the aggregate) so withheld from Cutting Edge less (ii) any and all amounts paid by Squire to the landlord that were required to be paid under the Limited Guaranty. In the event that Squire receives a Lease Arbitration Determination in respect of the Limited Guaranty and the Cutting Edge Lease (as defined in subsection 3.04 below), then Squire shall pay Cutting Edge within five (5) business days of the receipt of such Lease Arbitration Determination the amount set forth in such Lease Arbitration Determination, provided that, under no circumstances (and notwithstanding anything to the contrary contained in such Lease Arbitration Determination), shall such amount exceed (a) any and all Post Closing Purchase Price Payments (up to $300,000 in the aggregate) so withheld from Cutting Edge less (b) any and all amounts paid by Squire to the Landlord under the Guaranty. In the event that neither a Cutting Edge Release nor a Lease Arbitration Determination in respect of the Limited Guaranty and the Cutting Edge Lease is received by Squire, as and to the extent that the applicable statute of limitation expires with respect to amounts which, but for such expiration, would be payable by Squire to the Landlord under the above-mentioned Guaranty (the "Cutting Edge Expiration Amounts"), Squire shall pay Cutting Edge within five
(5) business days of such expiration (1) the applicable Cutting Edge Expiration Amounts (to the extent of any and all Post Closing Purchase Price Payments so withheld from Cutting Edge, not to exceed $300,000 in the aggregate), less (2) any and all amounts paid by Squire to the landlord that were required to be paid under the Limited Guaranty.

          (b) In the event that the landlord under the Limited Guaranty commences an action in a court of competent jurisdiction to require Squire to pay amounts allegedly owing under the Limited Guaranty, Squire shall promptly notify Cutting Edge of such commencement and shall reasonably cooperate, at Cutting Edge's sole cost and expense, with Cutting Edge and its counsel in connection with such action. In the event that Squire determines that there is no reasonable likelihood that the entire amount payable by Squire under the Limited Guaranty could reasonably be the subject of such action, Squire shall pay to Cutting Edge the amount of any and all Post-Closing Purchase Price Payments (up to $300,000 in the aggregate) withheld from Cutting Edge pursuant to subsection (a) above which are in excess of the amounts so determined by Squire to be (or reasonably could be) the subject of such action.

          3.04 For purposes hereof, a "Lease Arbitration Determination" shall mean a written determination by the Arbitrator (as defined in Section 5.07 hereof) pursuant to Section 5.07 hereof that (i) Railroad or Cutting Edge, as applicable, has fully discharged and paid all amounts owing and all obligations under the Railroad Lease or the Cutting Edge Lease, as applicable, (ii) that Railroad or Cutting Edge, as applicable, has completely vacated the premises which were the subject of the Railroad Lease or the Cutting Edge Lease, as applicable, (iii) that the Arbitrator has satisfactorily confirmed with the applicable landlord, or has otherwise satisfactorily confirmed, that the matters set forth in clauses (i) and (ii) above have occurred and (iv) there is no reasonable basis upon which the Arbitrator could conclude that Squire has any remaining liabilities or obligations to the applicable landlord under the Guaranty or the Limited Guaranty, as applicable. Also for purposes hereof, the "Railroad Lease" shall mean the Indenture of Lease dated May 15, 1998 between 5 Empire Boulevard Associates and Railroad Enterprises, Inc., as amended from time to time, covering the building located at 5 Empire Boulevard, South Hackensack, New Jersey and the "Cutting Edge Lease" shall mean the Agreement of Lease dated as of December 23, 1993 between Braun Management Inc., as agent for 10-26 South William Street Associates, L.P. and Toni Linda Productions, Inc. (as successor to Cutting Edge), as amended from time to time, covering the building located at 3349 Whalen Road, East Rutherford, New Jersey.


                                  SECTION IV
                                  ----------

                              Consulting Services
                              -------------------

          4.01 Subject to the terms and conditions of this Agreement, Squire hereby engages Railroad to provide consulting services, and Railroad hereby accepts such engagement. The consulting services shall consist of advising Squire concerning the relocation of Squire's warehousing, receiving, shipping and distribution functions to South Carolina, including, but not limited to, matters concerning the implementation of management information systems, the layout of material handling and staging equipment, and storage fixturing. Such consulting services may be rendered by telephone, shall not require the preparation or submission of written reports by Railroad and shall not require travel other than to Squire's offices in New York City, provided that, at Squire's request and at its cost and expense, one trip to Squire's South Carolina facility may be required by Squire of the consultant hereunder.

          4.02 The term of Railroad's engagement under this Section IV shall commence on the Effective Date and shall continue through and including June 30, 2000.

          4.03  In consideration of the consulting services contemplated by this
Section IV, Squire shall pay to Railroad a monthly consulting fee, for 12 consecutive months, of $41,666.67 (that is, a total of $500,000) on the last day of each month commencing on July 31, 1999 and terminating on June 30, 2000. In acting under this Section IV, except as expressly provided in Section 4.01 above, Railroad shall be responsible for all of its own costs and expenses incurred in rendering the consulting services contemplated hereby and shall be acting as an independent contractor and this Agreement shall not be deemed to create an agency, joint venture, partnership, fiduciary or employer-employee relationship, whether expressed or implied, between Railroad and Squire.

          4.04 It is understood and agreed by Squire that Railroad may assign the right to receive consulting fees pursuant to Section 4.03 hereof and may delegate the obligation to perform consulting services pursuant to Section 4.01 hereof, provided that such assignee and/or delegatee (and in the case of a corporation or other entity, its officers, directors and stockholders or other owners) are fully disclosed in writing to Squire and are approved in writing by Squire, which approval shall not be unreasonably withheld. Any purported assignment or delegation in violation of the foregoing shall be void and of no force or effect.

                                   SECTION V
                                   ---------

                                 Miscellaneous
                                 -------------

          5.01 It is understood and agreed by the parties hereto that, in addition to the setoff rights contemplated by Sections 3.02 and 3.03 hereof, in the event that (i) Railroad or Cutting Edge, as the case may be, shall fail to pay and discharge Excluded Liabilities and, as a result thereof, liability, responsibility or payment therefore is asserted against Squire or any of its affiliates, (ii) Railroad shall fail to reimburse Squire, from time to time, under the circumstances set forth in Section 2.11 hereof or (iii) Cutting Edge shall fail to return the Security Deposit to Squire as contemplated by Section
3.01 hereof, then Squire may (in addition to any other rights or remedies available to it at law or in equity) setoff any and all of the foregoing amounts against (a) the Post Closing Purchase Price payments thereafter otherwise due and owing by Squire, (b) payments otherwise due and owing by Squire under
Section 2.03 hereof and/or (c) payments
otherwise due and owing by Squire under Section 4.03 hereunder.

          5.02 Railroad and Cutting Edge hereby represent and warrant to Squire and Squire that:

               (i) Each of Railroad and Cutting Edge is a corporation duly authorized, validly existing and in good standing under the laws of the State of New Jersey;

               (ii) The execution and delivery by Railroad and Cutting Edge of this Agreement (and of the instruments and agreements attached hereto as Exhibits), the performance by Railroad and Cutting Edge of their respective covenants and agreement hereunder and thereunder, and the consummation by Railroad and Cutting Edge of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action;

               (iii) This Agreement constitutes (and upon the execution and delivery of the instruments and agreements attached hereto as Exhibits, each such instrument and agreement shall constitute) a valid and legally binding obligation of each of Railroad and Cutting Edge only, enforceable against Railroad and Cutting Edge only in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity;

               (iv) The Assets shall be sold to Squire free and clear of all liens, security interests, mortgages, encumbrances, charges or adverse claims whatsoever;

               (v) Railroad has received a written assurance from the vendor thereof that the security systems located at the Facilities are or will be "Year 2000" compliant on or before December 31, 1999, and has or will timely pay for any and all upgrades to such security systems recommended by such vendor in order to cause such security systems to be "Year 2000" compliant on or before such date; and

               (vi) The combined net income before taxes of Railroad and Cutting Edge for the fiscal year ended December 31, 1998 was less than $388,000.

          5.03 Squire hereby represents and warrants to Railroad and Cutting Edge that:

                (i) Squire is a corporation duly authorized, validly existing and in good standing under the laws of the State of New York;

                (ii) The execution and delivery by Squire of this Agreement (and of the instruments and agreements attached hereto as Exhibits), the performance by Squire of its covenants and agreements hereunder and thereunder, and the consummation by Squire of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action; and

                (iii) This Agreement constitutes (and upon the execution and delivery of the instruments and agreements attached hereto as Exhibits, each such instrument and agreement shall constitute) a valid and legally binding obligation of Squire only, enforceable against Squire only in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and to general principles of equity.

          5.04 All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other nationally recognized overnight courier service, as follows:

               (a)  If to Railroad or Cutting Edge:
                    5 Empire Boulevard
                    South Hackensack, New Jersey  07606
                    Attention: President

                    Telecopy No.: (201) 807-1061


                    with a copy to:


                    Parker Duryee Rosoff & Haft
                    529 Fifth Avenue
                    New York, New York  10017
                    Attention:  Herbert F. Kozlov, Esq.
                    Telecopy No.: (212) 972-9487



               (b)  If to Squire:


                    463 Seventh Avenue
                    New York, New York  10018
                    Attention:  Chief Executive Officer
                    Telecopy No.:  (212) 868-1013


                    with a copy to:


                    Haythe & Curley
                    237 Park Avenue
                    New York, New York  10017
                    Attention:  Bradley P. Cost, Esq.
                    Telecopy No.:  (212) 682-0200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received (i) on the date of delivery, if hand delivered or telecopied, (ii) on the next business day after sending, if sent by Federal Express or any other recognized overnight courier service, or (iii) on the third business day after mailing, if mailed by registered or certified mail, return receipt requested.

          5.05 This Agreement (including the Exhibits hereto) contains the entire agreement among the parties hereto with respect to the matters and transactions contemplated hereby and supersedes all prior agreements (including without limitation, the Railroad Agreements and the Cutting Edge Agreements), promises, understandings, negotiations and discussions, whether written or oral or implied from any course of dealing, of the parties, and no amendment, modification or change hereof shall be effective unless in writing and signed by the parties hereto.

          5.06 Except as otherwise expressly provided herein, each of the parties hereto shall bear such party's own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          5.07 The parties hereto agree that any controversy or claim by one party against another party arising out of or relating to this Agreement, or the performance or the breach thereof, shall be submitted to binding arbitration in New York City, which arbitration shall be determined in accordance with the terms, conditions, rules and procedures as set forth in this Section 5.07, except that the parties are expressly permitted to seek injunctive or other equitable relief against another party from any court of competent jurisdiction to the extent they are entitled to such relief at law or equity.

          (a) The parties shall cooperate in good faith to designate a person by mutual agreement to act as the sole arbitrator of any controversy or claim submitted for arbitration under this Agreement (the "Arbitrator"). That designation, if any, shall be confirmed in writing signed by the parties or counsel on behalf of the parties. If the parties do not designate such a person, the Arbitrator shall be selected as provided in subsection (u) below.

          (b) Any party may initiate an arbitration of any dispute arising out of or relating to this Agreement as provided in this Section 5.07. Arbitration under this Section 5.07 shall be initiated in the following manner:

          (i) The initiating party or its authorized representative (the "Claimant") shall give written notice to the Arbitrator and the other party (the "Respondent") of its intention to arbitrate (the "Demand"), which notice shall, with reasonable particularity, describe the matter to be arbitrated, including the nature of the dispute, the amount involved, if any, and the remedy sought.

          (ii) The Respondent shall then, within five (5) business days from the receipt of the Demand, submit a written answering statement to the Arbitrator and the Claimant, unless the parties agree in writing, or the Arbitrator determines, to give the Respondent additional time to respond to the Demand. If no answering statement is submitted within the stated time, the Arbitrator will deem the claims in the Demand as denied by the Respondent.

          (iii) If Respondent's answering statement asserts a counterclaim, that statement shall set forth with reasonable particularity the nature of the counterclaim, the amount involved, if any, and the remedy sought. The Claimant shall then, within five (5) business days from the receipt of the answering statement with counterclaim, submit to the Arbitrator and the Respondent a written statement answering the counterclaim, unless the parties agree in writing, or the Arbitrator determines, to give the Claimant additional time to respond to the counterclaim. If no response to the counterclaim is submitted within the stated time, the Arbitrator will deem the counterclaim to be denied by the Claimant.

          (iv) The Demand, Respondent's answering statement, and Claimant's response to counterclaims (if any), are collectively referred to herein as "the Pleadings." Upon the later of (1) the receipt by the Arbitrator of all the applicable Pleadings; or (2) the last date by which a party was to respond to the Demand or answering statement with counterclaim, as the case may be, and no response was timely submitted, then the Arbitrator shall deem the Pleadings closed and the claim or controversy submitted (the "Submission Date").

     (c) The parties agree that an arbitration Demand may be made at any time and that multiple Demands may be made relating to separate controversies or claims that arise between the parties. The fact that a particular controversy or claim has been initiated, submitted or is awaiting decision by the Arbitrator shall not preclude the initiation of any additional controversy or claim for arbitration. The Arbitrator shall try to combine all Demands and claims into a single proceeding, if possible.

     (d) In arbitration under this Section 5.07, any party may be represented by counsel or other authorized representative.

     (e) After the Submission Date, the Arbitrator shall have sole discretion to determine whether or not a hearing shall be scheduled to determine the issue(s) submitted for arbitration, require an appearance by the parties and/or the presentation of evidence and witnesses, or whether the parties shall be required to submit to the Arbitrator any additional materials. The Arbitrator shall inform the parties in writing whether or not a hearing will be scheduled.

     (f) In connection with a hearing scheduled by the Arbitrator:

          (i) The Arbitrator will schedule such a hearing as expeditiously as possible after the Submission Date.

          (ii) At least seven (7) days prior to the hearing date, the parties will exchange the names of all individuals and/or experts whom they expect to call as witnesses at the hearing. With respect to any expert witnesses, the parties will further identify the area of expertise of each such expert and the substance of the expert's anticipated testimony.

          (iii) At least seven (7) days prior to the hearing date, the parties, if they so elect, may submit a pre-hearing memorandum to the Arbitrator. A party submitting a pre-hearing memorandum shall submit the original of such memorandum to the Arbitrator and simultaneously serve a copy by hand on the adverse party or its representative.

          (iv) At least seven (7) days prior to the hearing date, the parties shall send to each other and to the Arbitrator a list of documents to be submitted at the hearing, together with a copy of any listed document not previously provided.

          (v) All testimony at the hearing shall be given under oath, as administered by the Arbitrator.

     (g) Prior to any scheduled hearing date, the parties shall have the right to take depositions and to request documents on a reasonable, limited and expedited basis, subject to the approval of the Arbitrator.

     (h) The parties may offer such evidence as they consider relevant and material to the dispute and shall produce such evidence as the Arbitrator may deem necessary to an understanding and determination of the dispute.

     (i) The Arbitrator shall have the following powers:

          (i) To request any information from the parties or from third parties to the extent to which the Arbitrator deems it necessary and/or relevant to the determination of the dispute.

          (ii) To subpoena witnesses or documents to the extent to which the Arbitrator deems it necessary and/or relevant to the determination of the dispute.

          (iii) To rule on the admissibility of evidence. The Federal Rules of Evidence shall be used as guidelines for the admissibility of evidence, but at the Arbitrator's sole discretion the Arbitrator shall not be required to strictly adhere to the Federal Rules of Evidence.

          (iv) To determine whether to require the attendance of a particular witness to testify at a hearing and be subject to cross-examination, or to otherwise provide information to the Arbitrator to assist in the determination of the controversy or claim to be decided.

          (v) To require witnesses to testify under oath.

          (vi) To make rulings on any motion and to issue such orders for interim relief as may be deemed necessary to safeguard the property that is the subject matter of the arbitration, without prejudice to the rights of the parties in the final determination of the dispute.

          (vii) To determine jurisdictional and arbitrability disputes between the parties to this Agreement only, including disputes over the existence, validity, interpretation or scope of this subsection under which arbitration is sought and/or how it is conducted, except that it is expressly agreed that the Arbitrator is prohibited from limiting in any way the rights to seek injunctive or equitable relief from any court as provided in this Section or from permitting the joinder of any entity to the arbitration that is not a signatory to this Agreement.

          (viii) To resolve disputes about the interpretation and applicability of the rules and procedures set forth in this arbitration section, including disputes relating to the duties of the Arbitrator, the conduct of pre-hearing activities and the conduct of the hearing.

          (ix) To schedule, at any juncture of the proceedings, a conference with the parties to the extent that the Arbitrator determines it will help facilitate and expedite the disposition of the action. At such a conference, if the Arbitrator so elects, the Arbitrator may have conferences with each party separately and, to that end, attempt to mediate the dispute.

     (j) If a matter is called for a hearing and either party appears but the other does not, the Arbitrator shall either hear the case and enter an award or grant a continuance.

     (k) Any controversy or claim submitted for arbitration may be dismissed, without prejudice, before final adjudication, by a stipulation of dismissal signed by all parties.

     (l) A decision or award issued by the Arbitrator shall be in writing, signed by the Arbitrator, and may be rendered in a conclusory fashion without written, detailed explanation of the reasons for the Arbitrator's decision or award, if the Arbitrator so elects.

     (m) The Arbitrator is authorized to award any remedy or relief that the Arbitrator deems just and equitable and within the scope of the Agreement, including, but not limited to, specific performance of the Agreement and pre- or post-judgment interest. The Arbitrator may also award attorneys' fees and expenses to the prevailing party in the event the Arbitrator concludes that a party did not act in good faith.

     (n) The award of the Arbitrator shall be final, binding and enforceable on its own terms.

     (o) The Arbitrator will issue the award, determining the matters submitted to the Arbitrator, as expeditiously as possible, but in no event more than ten
(10) days after the later of (i) the Submission Date; (ii) the last date upon which any party or third party is required to respond to any request from the Arbitrator for further information; or (iii) the conclusion of all hearings before the Arbitrator.

     (p) If the parties settle their dispute during the course of the arbitration, the Arbitrator shall set forth the terms of the agreed settlement in an award.

     (q) Any judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof, including but not limited to the United States District Court for the Southern District of New York or the New York Supreme Court for

New York County. Proceedings to enforce, confirm, modify or vacate an award will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. section 1 et seq., or applicable state law.

     (r) The Arbitrator, upon good cause shown, or at the Arbitrator's discretion only when necessary to facilitate the arbitration and ensure fairness and justice, may extend any deadlines stated in this Section.

     (s) Any initial costs incurred by the parties to engage the Arbitrator will be shared by the parties, with Squire to share 50% of the costs, and Railroad and Cutting Edge to share 50% of the costs.

     (t) While it is the intent of the parties that in submitting to arbitration each party will bear its own expenses, the losing party may be required to pay the costs of the arbitration if the Arbitrator so determines, otherwise such expenses will be allocated among the parties as the Arbitrator sees fit.

     (u) If the Arbitrator becomes temporarily or permanently unavailable at any time, the Arbitrator shall have discretion to appoint his or her own successor, who must be independent and impartial. If the Arbitrator fails or is unable to appoint a successor within five (5) days of the time the Arbitrator becomes unavailable or the person appointed is not independent and impartial, or if the parties fail to designate the Arbitrator by mutual agreement as provided in subsection (a) above, then JAMS/Endispute, 45 Broadway, New York, New York 10006 shall appoint the Arbitrator or successor Arbitrator. In the event that JAMS/Endispute fails or is unable to appoint an independent and impartial Arbitrator or successor Arbitrator within five (5) days thereafter, then either party may request that the American Arbitration Association appoint an Arbitrator to determine the dispute, which Arbitrator shall be bound by the rules for the arbitration as set forth in this Section. Upon appointment, the Arbitrator or successor Arbitrator shall affirm his or her independence and impartiality, and agreement to adhere to the procedures, rules, terms and condition of this Section in writing to the parties.

          5.08 Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

          5.09 This Agreement shall be binding upon and inure to the benefit of Railroad, Cutting Edge and Squire and their successors and permitted assigns only. Any purported assignment hereunder by any party without the prior written consent of other parties shall be void and of no force or effect. Without limiting the generality of the foregoing, no other person, corporation or other entity (including without limitation, the corporate parent of Squire (that is, McNaughton Apparel Group Inc., a Delaware corporation) and each other subsidiary or affiliate, direct or indirect or whether now existing or hereafter created or acquired, of such corporate parent, including without limitation, Miss Erika, Inc., a Delaware corporation, Jeri-Jo Knitwear Inc., a Delaware corporation, and McNaughton Apparel Holdings Inc., a South Carolina corporation), shall have any liability or obligation under, pursuant to, by reason of, or arising out of, this Agreement or the transactions contemplated hereby.

          5.10 The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

          5.11 This Agreement may be executed in counterparts, including by telecopy, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          5.12 The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
                                           ------------------

          5.13 Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon any person, corporation or other entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

          5.14 Railroad and Cutting Edge covenant and agree that any and all publications (whether written or oral) and notices to or other communications with third parties concerning this Agreement and the transactions contemplated hereby shall be subject to the prior written approval of Squire.

          5.15 Railroad, Cutting Edge and Squire, at the request of the applicable party, severally, shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to give effect to the transactions contemplated by this Agreement.

          5.16 Notwithstanding anything to the contrary contained herein, the parties hereto understand and agree that the terms and provisions of this Agreement shall become effective only upon delivery by Squire to Railroad and Cutting Edge of a written notice (the "Effectiveness Notice", and the date of the delivery of the Effectiveness Notice, hereinafter, the "Effective Date") that Squire has received consent to this Agreement and the transactions contemplated hereby (in form and substance satisfactory to Squire in its sole discretion) (a "Consent"), and Squire agrees to send such Effectiveness Notice in the event Squire receives a Consent, under (i) the Amended and Restated Financing Agreement dated as of June 18, 1998, as amended, by and among Norton McNaughton, Inc., Norton McNaughton of Squire, Inc., Miss Erika, Inc., JJ Acquisition Corp., the Financial Institutions from time to time party thereto, NationsBanc Commercial Corporation, as Collateral Agent, The CIT Group/Commercial Services, Inc., as Administrative Agent, and Fleet Bank NA, as Documentation Agent, and, if necessary, (ii) the Indenture dated as of June 18, 1998, as amended, providing for Norton's $125,000,000 12 1/2% Senior Notes Due 2005, among Norton McNaughton, Inc., the Subsidiary Guarantors named therein,
and United States Trust Company of New York, as Trustee.   In the event that the
Effectiveness Notice is not delivered by Squire to Railroad and Cutting Edge on or before October 31, 1999, this Agreement (and the Exhibits hereto) shall automatically terminate and shall be of no further force or effect.


                            *          *          *

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                         NORTON MCNAUGHTON OF SQUIRE, INC.

                         By:  /s/ Amanda J. Bokman
                            -----------------------------------
                            Name:  Amanda J. Bokman
                            Title: Chief Financial Officer, Vice
                                   President, Secretary and Treasurer

                         RAILROAD ENTERPRISES, INC.

                         By:  /s/ Richard Gallo
                            -----------------------------------
                            Name:  Richard Gallo
                            Title: President

                         CUTTING EDGE SERVICES, INC.

                         By:  /s/ Salvatore Cusumano
                            -----------------------------------
                            Name:  Salvatore Cusumano
                            Title: President

                                                                       EXHIBIT A

                                                                       EXHIBIT B

                          BILL OF SALE AND ASSIGNMENT
                          ---------------------------

          THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment") is made, executed and delivered on August 9, 1999, by and among Norton McNaughton of Squire, Inc., a New York corporation (the "Transferee"), Railroad Enterprises, Inc., a New Jersey corporation ("Railroad") and Cutting Edge Services, Inc., a New Jersey corporation ("Cutting Edge"; and together with Railroad collectively, the "Transferors"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Transferors and the Transferee have executed and delivered the Agreement dated as of July 5, 1999 (the "Agreement"), pursuant to which, among other things, the Transferors have agreed to sell, assign, convey and deliver to the Transferee the Assets (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing premises, the consideration set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. The Transferors do hereby sell, assign, convey and deliver to the Transferee, and the Transferee hereby purchases, acquires and accepts from the Transferors, all of the Transferors' right, title and interest in and to the following and properties (collectively, the "Assets"), except to the extent that any of the following are Excluded Property:

               (i) All of the fixed assets and other tangible personal property, including without limitation, machinery, tools, equipment, furniture, leasehold improvements, materials and supplies (collectively, the "Property"), other than Property which is Excluded Property (as defined in Section 1.02 of the Agreement), (a) of Railroad and/or Cutting Edge presently located at 5 Empire Boulevard, South Hackensack, New Jersey, on the one hand, and (b) of Railroad and/or Cutting Edge presently located at 3349 Whelan Road, East Rutherford, New Jersey, on the other hand, including without limitation the Property set forth in Exhibit A to the Agreement;

               (ii) All of Railroad's rights and entitlements under the Agreement dated January 7, 1993, as amended or modified in any manner, between Squire and Railroad and under any and all other agreements (other than the Agreement) between or among Railroad, on the one hand, and Squire, Squire's corporate parent and/or any present or former subsidiaries, affiliates or related entities of Squire or of Squire's corporate parent (collectively, the "Railroad Agreements"), and all of Cutting Edge's rights and entitlements under the Agreement dated March 17, 1993, as amended or modified in any manner, between Squire and Cutting Edge (as the successor to Toni-Linda Productions, Inc.) and under any and all other agreements (other than this Agreement and the Sublease (as hereinafter defined)) between or among Cutting Edge, on the one hand, and Squire, Squire's corporate parent and/or any present or former subsidiaries, affiliates or related entities of Squire or Squire's corporate parent (collectively, the "Cutting Edge Agreements");

               (iii) All rights, remedies and benefits of each of Railroad and Cutting Edge arising under or relating to any of the Assets, and all causes of action and claims, known or unknown, arising therefrom, including without limitation, rights, remedies and benefits arising out of expressed or implied warranties from manufacturers or suppliers of the Property; and

               (iv) All products and proceeds of any of the foregoing.

          TO HAVE AND TO HOLD all and singular of the Assets unto the Transferee, its successors and assigns, to its and their own use forever.

          2. It is understood and agreed that, except for the Assets, neither of the Transferors is selling, assigning or conveying to the Transferee, and the Transferee is not purchasing, and the Assets shall not include, any of either of the Transferors' right, title or interest in or to any other assets or properties of any kind or nature, whether real, personal or mixed, or whether tangible or intangible.

          3. It is understood and agreed that the Transferee shall not assume or be deemed to assume and shall have no responsibility, liability or obligation with respect to any liabilities or obligations (including but not limited to debts, liabilities and obligations incurred by Railroad as the manager or operator of the Assets or the provider of the Services (as defined in the Agreement) of, or claim against, either or both of the Transferors, or of or against any present, former or future predecessor, successor, director, officer, employee, agent, stockholder or other affiliate of either or both of the Transferors, of any kind or nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due and whether or not asserted and whether known or unknown, and however arising, all of which liabilities, obligations and claims the Transferors hereby agree to retain, remain solely responsible for, perform, pay and discharge promptly as and when due.

          4. Each of the Transferors for itself and its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof, each of the Transferors will, upon the reasonable request of the Transferee and without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, any and all such further acts, deeds, instruments, documents, transfers and assurance as may be reasonably required for the better conveyance, transfer and assignment to the Transferee of the Assets conveyed, transferred, assigned or sold as provided herein or for aiding and assisting in reducing to the Transferee's possession any and all of the Assets.

          5. The validity of this Bill of Sale and Assignment and of any of its terms or provisions, as well as the rights and duties of the parties under this Bill of Sale and Assignment, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

          6. Neither the Transferors nor the Transferee may assign any of their respective rights, interests or obligations under this Bill of Sale and Assignment except to the extent that such rights, interests or obligations are assigned pursuant to Section 5.09 of the Agreement. Any attempted assignment in contravention hereof shall be void.

          7. This Bill of Sale and Assignment may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute a single instrument.

                         *       *       *

          IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Assignment to be executed on the day and year first above written.

                                    NORTON MCNAUGHTON OF SQUIRE, INC.

                                    By:
                                        -----------------------------------
                                        Name:   Sanford Greenberg
                                        Title:  Chairman

                                    RAILROAD ENTERPRISES, INC.

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    CUTTING EDGE SERVICES, INC.

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                                                       EXHIBIT C

                     RELEASE AND COVENANT NOT TO SUE MADE
                    EFFECTIVE THIS 9th DAY OF AUGUST, 1999
                    --------------------------------------

          Norton McNaughton of Squire, Inc., a New York corporation ("Squire"), with principal places of business at 463 Seventh Avenue, New York, New York, and its predecessors, successors and assigns (collectively the "Releasors"), in consideration of the sum of One Hundred Dollars ($100.00) received from each of Railroad Enterprises, Inc. ("Railroad") and Cutting Edge Services, Inc. ("Cutting Edge"), the receipt, sufficiency and adequacy of which is hereby acknowledged, as of the effective date first written above, hereby jointly and severally release and discharge each of Cutting Edge, Railroad, their current and former subsidiaries, affiliates, divisions and related corporate entities, and the current and former officers, directors, employees, agents, representatives, attorneys, shareholders, principals, heirs, executors, administrators, predecessors, successors and assigns of all of the foregoing (collectively the "Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, obligations, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether known, unknown, foreseen or unforeseen, contingent, matured, liquidated or unliquidated, which against the Releasees, the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the effective date of this Release, except insofar as Squire may have any claims against Railroad and Cutting Edge arising after the effective date of this Release and under the Agreement dated as of July 5, 1999, by and among Squire, Railroad and Cutting Edge.

          In addition to, and without limiting this Release, Releasors hereby unconditionally and irrevocably undertake, covenant and agree that Releasors will never bring any action, proceeding, suit or charge, jointly or severally, nor will they ever assert, prosecute or file a complaint for any claim or demand for relief of any kind, in or before any court, tribunal, administrative or regulatory agency, arbitrator or other forum against the Releasees, regardless of when such claim or demand for relief allegedly arose, arising out of or in any way relating to a certain agreement dated January 7, 1993 between Railroad and Squire and a certain agreement dated March 17, 1993 between Toni-Linda Productions, Inc. (Cutting Edge's predecessor) and Squire as amended or modified, including, without limitation, all circumstances or transactions arising out of or relating thereto.

          Releasors acknowledge and agree that this Release shall be construed in the broadest and most inclusive manner permitted by law to bar, now and forever, the assertion or prosecution, whether jointly or severally, by Releasors of any action, proceeding, suit, charge, claim or complaint of any nature, whether now existing or which may arise in the future, against the Releasees except as noted above.

          The word "Releasors" and "Releasees" includes all releasors and all releasees under this Release.

          This Release may not be changed or terminated orally and shall be governed by the law of the State of New York without regard for conflict of law principles.

NORTON MCNAUGHTON OF SQUIRE, INC.


By:  _________________________
     Name:  Sanford Greenberg
     Title: Chairman

STATE OF NEW YORK   )
                    :  ss.:
COUNTY OF NEW YORK  )


          On the ____ day of _________ 1999, before me personally came Sanford Greenberg, to me known, who, being duly sworn, did depose and say that he is the Chairman of Norton McNaughton of Squire, Inc., the corporation described in and which executed the foregoing Release and Covenant Not to Sue, and that he signed the foregoing Instrument by order and with the approval of the Board of Directors of Norton McNaughton of Squire, Inc.



                               ---------------------
                                    Notary Public

                      RELEASE AND COVENANT NOT TO SUE MADE
                   EFFECTIVE THIS      DAY OF          1999
                   ----------------------------------------

          Railroad Enterprises, Inc. ("Railroad"), Cutting Edge Services, Inc. ("Cutting Edge") and GAGU Inc. ("GAGU"), New Jersey corporations with principal places of business at 5 Empire Boulevard, South Hackensack, New Jersey, and their predecessors, successors and assigns (collectively the "Releasors"), in consideration of the sum of One Hundred Dollars ($100.00) received by each of them from Norton McNaughton of Squire, Inc. ("Squire"), the receipt, sufficiency and adequacy of which is hereby acknowledged, as of the effective date first written above, hereby jointly and severally release and discharge each of Squire, McNaughton Apparel Group Inc. (formerly known as Norton McNaughton, Inc.), a Delaware corporation, Miss Erika, Inc., a Delaware corporation, Jeri-Jo Knitwear, Inc., a Delaware corporation, their current and former subsidiaries, affiliates, divisions and related corporate entities, and the current and former officers, directors, employees, agents, representatives, attorneys, shareholders, principals, heirs, executors, administrators, predecessors, successors and assigns of all of the foregoing (collectively the "Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, obligations, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether known, unknown, foreseen or unforeseen, contingent, matured, liquidated or unliquidated, which against the Releasees, the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the effective date of this Release, except insofar as Railroad and Cutting Edge may have any claims against Squire arising after the effective date of this Release and under the Agreement dated as of July 5 1999, by and among Squire, Railroad and Cutting Edge.

          In addition to, and without limiting this Release, Releasors hereby unconditionally and irrevocably undertake, covenant and agree that Releasors will never bring any action, proceeding, suit or charge, jointly or severally, nor will they ever assert, prosecute or file a complaint for any claim or demand for relief of any kind, in or before any court, tribunal, administrative or regulatory agency, arbitrator or other forum against the Releasees, regardless of when such claim or demand for relief allegedly arose, arising out of or in any way relating to a certain agreement dated January 7, 1993 between Railroad and Squire and a certain agreement dated March 17, 1993 between Toni-Linda Productions, Inc. (Cutting Edge's predecessor) and Squire as amended or modified, including, without limitation, all circumstances or transactions arising out of or relating thereto.

          Releasors acknowledge and agree that this Release shall be construed in the broadest and most inclusive manner permitted by law to bar, now and forever, the assertion or prosecution, whether jointly or severally, by Releasors of any action, proceeding, suit, charge, claim or complaint of any nature, whether now existing or which may arise in the future, against the Releasees except as noted above.

          The word "Releasors" and "Releasees" includes all releasors and all releasees under this Release.
          This Release may not be changed or terminated orally and shall be governed by the law of the State of New York without regard for conflict of law principles.

RAILROAD ENTERPRISES, INC.


By:  _________________________
     Name:  Richard Gallo
     Title: President


CUTTING EDGE SERVICES, INC.


By:  _________________________
     Name:  Salvatore Cusumano
     Title: President

GAGU INC.

By:  _________________________
     Name:
     Title:

                                                                       EXHIBIT D